Exhibit 99.1

Pandora Completes Acquisition of Rdio technology, IP

Welcomes nearly 100 former Rdio employees to the company

OAKLAND, Calif.— Dec. 23, 2015 — Pandora (NYSE:P), the world’s most powerful music discovery platform, today announced it has completed its acquisition of technology and intellectual property from Rdio. The company will also add nearly 100 former Rdio employees to its product, engineering and content licensing teams.

This move will accelerate Pandora’s plan to substantially broaden its subscription business and roll out a multi-tier product offering by late 2016. With its industry-leading Internet radio product, the recent acquisition of Ticketfly and the great talent, technology and IP of Rdio, the company will bring to bear a technology stack, monetization engine and data asset without peer.

Rdio sought protection in the United States Bankruptcy Court for the Northern District of California and began to wind down its business and release employees accordingly. Rdio discontinued their service as of December 22, 2015. Pandora’s acquisition of technology and talent from Rdio was subject to the approval of the Court, which was obtained on December 22, 2015. The purchase price is $75 million in cash, subject to certain purchase price adjustments.

Pandora’s agreement to acquire key assets and talent from Rdio was originally announced on November 16, 2015.

ABOUT PANDORA

Pandora is the world’s most powerful music discovery platform — a place where artists find their fans and listeners find music they love. We are driven by a single purpose: unleashing the infinite power of music by connecting artists and fans, whether through earbuds, car speakers, live on stage or anywhere fans want to experience it. Our team of highly trained musicologists analyze hundreds of attributes for each recording which powers our proprietary Music Genome Project®, delivering billions of hours of personalized music tailored to the tastes of each music listener, full of discovery, making artist/fan connections at unprecedented scale. Founded by musicians, Pandora empowers artists with valuable data and tools to help grow their careers and connect with their fans. www.pandora.com | Pandora Blog | Pandora LinkedIn | @PandoraPulse

Pandora

Dominic Paschel, 510-842-6960
Corporate Finance & Investor Relations
investor@pandora.com
or
Will Valentine, 415-377-5221
Pandora Corporate Communications
wvalentine@pandora.com